Contact: Eugene F. Hovanec
Vice President, Finance &
Chief Financial Officer
(805) 388-3700

Vitesse Updates Guidance for
Fourth Quarter of Fiscal 2004

     Camarillo, CA (October 4, 2004) - Vitesse Semiconductor Corporation (NASDAQ:VTSS) ("Vitesse" or the "Company") today announced that it expects revenues for the fourth quarter of fiscal 2004, which ended on September 30, to be approximately $52 million compared to an earlier guidance range of $54 to $57 million established in July. The Company anticipates that pro-forma earnings per share will be a loss of approximately $0.02 per share compared to earlier guidance of income of $0.00 to $0.01 per share.

     Lou Tomasetta, Vitesse President and CEO, commented, "While we were aware of weakness in the storage market earlier in the quarter, and accordingly had lowered our revenue expectations, we were surprised by additional customer push-outs that occurred in the last week of September."

     The Company will report fourth quarter and fiscal year ended 2004 results towards the end of October 2004 on a date to be announced. At that time, management will hold its regular conference call and provide more details on fourth quarter 2004 results as well as guidance for the first quarter of fiscal 2005.

     Vitesse is a leading designer and manufacturer of innovative silicon solutions used in the networking, communications and storage industries worldwide. Vitesse works to specifically address the requirements of system designers and OEMs by providing high-performance, integrated products that are ideally suited for use in Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

Forward-Looking Statements

     This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future operating results. Our actual results could differ materially from our forward looking statements for a variety of reasons, including, among other things, adjustments resulting from the processes by which our actual operating results are compiled and audited, higher than expected expenses and possible future write-downs of assets. For a more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from our forward looking statements, please read the reports we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

     Vitesse provides pro-forma revenues, net loss and net loss per share in this press release, as additional information regarding its operating results. The Company believes that the additional pro-forma information is useful to investors for the performance of financial analysis. Management uses this information internally to evaluate its operating performance and the measures are used for planning and forecasting of the Company's future periods. However, pro-forma information is not in accordance with, nor is it a substitute for, GAAP financial information.